UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14A-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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XM SATELLITE RADIO HOLDINGS INC.

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The following is a press release issued on July 10, 2007.

SIRIUS and XM Recognize Additional Support for Merger

Think Tanks, Companies and Individuals File Supportive Comments with FCC on

Monday Afternoon

NEW YORK, NY and WASHINGTON, DC – July 10, 2007 – XM Satellite Radio (NASDAQ: XMSR) and SIRIUS Satellite Radio (NASDAQ: SIRI) today commented on the additional support they have received for their merger. At the close of phase one of the Federal Communications Commission (FCC) public comment period on Monday afternoon, additional think tanks, companies and individuals filed supportive comments further demonstrating the widespread belief that the SIRIUS-XM merger is in the public interest and should be approved. The latest comments come on top of the more than 3,500 favorable comments from individuals and 20 prestigious organizations and businesses.

Among the additional supportive comments filed with the FCC on Monday afternoon were:

• Competitive Enterprise Institute • Crutchfield Corporation • Free State Foundation • Frank Sinatra Enterprises • Honda	• Ed Meese and Jim Gattuso at the Heritage Foundation • Loral Space & Communications • The Progress & Freedom Foundation • Steven Van Zandt

“The latest comments filed with the FCC echo the thousands of pro-merger comments that have already been filed and reflect the breadth and diversity of the support for our merger,” said Mel Karmazin, CEO of SIRIUS Satellite Radio. “SIRIUS and XM – and the many groups and people who support us – believe that the merger will lead to more choices and better pricing for consumers, and will create a stronger competitor in the rapidly evolving audio entertainment market.”

In filing their comments with the FCC, the third parties listed above have made a compelling case for the merger and the many ways it stands to benefit consumers. In announcing their support, they said:

“It is more than apparent to our company and our customers that this merger would benefit consumers immediately and in the long run by keeping access pricing affordable and is appropriate at this time.” (Honda, July 9, 2007)

“We believe that the merger of SIRIUS and XM will greatly benefit consumers… Frank Sinatra Enterprises strongly urges the FCC to approve the merger of SIRIUS and XM.” (Frank Sinatra Enterprises, July 5, 2007)

“We strongly believe that this merger will ensure that satellite radio remains a robust competitor in the audio entertainment market for years to come… In our view, the audio entertainment marketplace is a robust and expanding industry. We believe this merger would allow satellite radio to better compete against other listening options. For example, we understand that consumers will have the opportunity to receive more channels, including the best of SIRIUS and XM… We strongly urge the Commission to allow this merger to proceed without intervention, so that suppliers and consumers will be able to benefit from a more competitive and vigorous audio entertainment marketplace.” (Loral Space & Communications, July 9, 2007)

More information on the SIRIUS-XM merger can be found at www.siriusmerger.com or www.xmmerger.com.

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About SIRIUS

SIRIUS, “The Best Radio on Radio,” delivers more than 130 channels of the best programming in all of radio. SIRIUS is the original and only home of 100% commercial free music channels in satellite radio, offering 69 music channels. SIRIUS also delivers 65 channels of sports, news, talk, entertainment, traffic, weather and data. SIRIUS is the Official Satellite Radio Partner of the NFL, NASCAR, NBA and NHL, and broadcasts live play-by-play games of the NFL, NBA and NHL, as well as live NASCAR races. All SIRIUS programming is available for a monthly subscription fee of only $12.95.

SIRIUS Internet Radio (SIR) is a CD-quality, Internet-only version of the SIRIUS radio service, without the use of a radio, for the monthly subscription fee of $12.95. SIR delivers more than 75 channels of talk, entertainment, sports, and 100% commercial free music.

SIRIUS products for the car, truck, home, RV and boat are available in more than 25,000 retail locations, including Best Buy, Circuit City, Crutchfield, Costco, Target, Wal-Mart, Sam’s Club, RadioShack and at shop.sirius.com.

SIRIUS radios are offered in vehicles from Audi, Bentley, BMW, Chrysler, Dodge, Ford, Infiniti, Jaguar, Jeep®, Land Rover, Lexus, Lincoln, Mercury, Maybach, Mazda, Mercedes-Benz, MINI, Mitsubishi, Nissan, Rolls Royce, Scion, Toyota, Volkswagen, and Volvo. Hertz also offers SIRIUS in its rental cars at major locations around the country.

Click on www.sirius.com to listen to SIRIUS live, or to purchase a SIRIUS radio and subscription.

About XM

XM (Nasdaq: XMSR) is America’s number one satellite radio company with more than 8 million subscribers. Broadcasting live daily from studios in Washington, DC, New York City, Chicago, the Country Music Hall of Fame in Nashville, Toronto and Montreal, XM’s 2007 lineup includes more than 170 digital channels of choice from coast to coast: commercial-free music, premier sports, news, talk radio, comedy, children’s and entertainment programming; and the most advanced traffic and weather information.

XM, the leader in satellite-delivered entertainment and data services for the automobile market through partnerships with General Motors, Honda, Hyundai, Nissan, Porsche, Subaru, Suzuki and Toyota is available in 140 different vehicle models for 2007. XM’s industry-leading products are available at consumer electronics retailers nationwide. For more information about XM hardware, programming and partnerships, please visit http://www.xmradio.com.

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Important Additional Information Will be Filed with the SEC

This communication is being made in respect of the proposed business combination involving SIRIUS and XM. In connection with the proposed transaction, SIRIUS plans to file with the SEC a Registration Statement on Form S-4 containing a Joint Proxy Statement/Prospectus and each of SIRIUS and XM plan to file with the SEC other documents regarding the proposed transaction. The definitive Joint Proxy Statement/Prospectus will be mailed to stockholders of SIRIUS and XM. INVESTORS AND SECURITY HOLDERS OF SIRIUS AND XM ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders will be able to obtain free copies of the Registration Statement and the Joint Proxy Statement/Prospectus (when available) and other documents filed with the SEC by SIRIUS and XM through the web site maintained by the SEC at www.sec.gov. Free copies of the Registration Statement and the Joint Proxy Statement/Prospectus (when available) and other documents filed with the SEC can also be obtained by directing a request to SIRIUS Satellite Radio Inc., 1221 Avenue of the Americas, New York, NY 10020, Attention: Investor Relations.

SIRIUS, XM and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding SIRIUS’ directors and executive officers is available in its Annual Report on Form 10-K for the year ended December 31, 2006, which was filed with the SEC on March 1, 2007, and its proxy statement for its 2007 annual meeting of stockholders, which was filed with the SEC on April 23, 2007, and information regarding XM’s directors and executive officers is available in XM’s Annual Report on Form 10-K, for the year ended December 31, 2006, which was filed with the SEC on March 1, 2007 and its proxy statement for its 2007 annual meeting of shareholders, which was filed with the SEC on April 17, 2007. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Joint Proxy Statement/Prospectus and other relevant materials to be filed with the SEC when they become available.

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Contacts:

SIRIUS

Media Relations

Patrick Reilly

212-901-6646

PReilly@siriusradio.com

Joele Frank / Eric Brielmann

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

ebrielmann@joelefrank.com

XM

Media Relations

Nathaniel Brown

212-708-6170

Nathaniel.Brown@xmradio.com

Chance Patterson

202-380-4318

Chance.Patterson@xmradio.com